Exhibit 10.3

LIQUIDITY AGREEMENT
LIQUIDITY AGREEMENT (the “Agreement”), dated as of February 28, 2020, among Apollo Global Management, Inc., a Delaware corporation (the “Purchaser”), and Athene Holding Ltd., a Bermuda exempted company (together with its Permitted Transferees, the “Holder”).
WHEREAS, the Holder is the Holder of certain AOG Units acquired from the Apollo Operating Group in exchange for certain common shares of the Holder;
WHEREAS, the Purchaser and the Holder wish to provide for the Purchaser to purchase certain AOG Units held by the Holder for cash upon the request of the Holder, on the terms and subject to the conditions set forth herein; and
WHEREAS, the Purchaser and the Holder wish to also provide for the Holder to sell certain AOG Units held by the Holder to any Person, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    DEFINITIONS.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Affiliate” means in the case of a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person; provided, that none of the Purchaser, the Apollo Operating Group and their respective subsidiaries will be deemed an Affiliate of Holder or any of Holder’s Affiliates for purposes of this Agreement.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“AOG Unit” refers to units in the Apollo Operating Group, which represent one (1) limited partnership interest or limited liability company interest, as applicable in each of the limited partnerships or limited liability companies that comprise the Apollo Operating Group.
“AOG Transaction” means the sale by the Holder to one or more Persons of AOG Units in one or more transactions that are exempt from the registration requirements of the Securities Act, including (but not limited to) Regulation D of the Securities Act; provided that no such Person shall be a Prohibited Transferee.
“APO Corp.” means APO Corp., a corporation formed under the laws of the State of Delaware, and any successor thereto.
“APO FC” means APO (FC), LLC, an Anguilla limited liability company, and any successor thereto.
“APO FC II” means APO (FC II), LLC, an Anguilla limited liability company, and any successor thereto.
“APO FC III” means APO (FC III), LLC, a Cayman Islands limited liability company, and any successor thereto.
“APO LLC” means APO Asset Co., LLC, a limited liability company formed under the laws of the State of Delaware, and any successor thereto.
“APO UK” means APO UK (FC), Limited, a United Kingdom incorporated company, and any successor thereto.
“Apollo Operating Group” means any carry vehicles, management companies or other entities formed by Purchaser or its Affiliates to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are directly owned by Purchaser or its Subsidiaries and AP Professional Holdings, L.P. and which are not subsidiaries of another member of the Apollo Operating Group, excluding any Funds and any Portfolio Companies. As of the date hereof, the Apollo Operating Group consists of Apollo Principal Holdings I, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings II, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings V, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VI, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VIII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal

Holdings IX, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings X, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings XI, LLC, an Anguilla limited liability company, Apollo Principal Holdings XII, L.P., a Cayman Islands exempted limited partnership and AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership..
“Apollo Principal Entities” has the meaning set forth in the Founders Exchange Agreement.
“Apollo Principal Operating Agreements” means, collectively, the operating agreement of each Apollo Principal Entity, as each may be amended, supplemented or restated from time to time.
“beneficial ownership” or “beneficially owned” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and any successor provision.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Hamilton, Bermuda are authorized or required by law to close.
“Cash Amount” means (a) in the case of a Registered Sale, the cash proceeds that the Purchaser receives upon the consummation of a Sale Transaction after deducting any documented commissions, fees and expenses (including fees and expenses of counsel for the Purchaser); provided that the amounts of such commissions, fees and expenses shall be consistent with the customary and then-prevailing market practice for similar transactions (taking into account the size of the Sale Transaction and other relevant factors but assuming a seller other than Purchaser); provided further that in the case of a Piggyback Registration or a Demand Registration, any such commissions, fees and expenses (including fees and expenses of counsel for the Purchaser) shall be allocated to the holders participating in the related Sale Transaction on a pro rata basis based on the amount of Class A Shares sold in such registration by all such holders, (b) in the case of a Purchase Transaction, the cash proceeds to which the Purchaser and the Holder shall agree and (c) in the case of a Private Placement, the cash proceeds that the Purchaser receives upon the consummation of a Private Placement after deducting any documented commissions, fees and expenses (including fees and expenses of counsel for the Purchaser); provided that the amounts of such commissions, fees and expenses shall be consistent with customary and then-prevailing market practice for similar transactions (taking into account the size of the Private Placement and other relevant factors but assuming a seller other than Purchaser).
“Class A Shares” means the Class A common stock, $.00001 par value per share, of the Purchaser.
“Code” means the Internal Revenue Code of 1986, as amended.
“Delaware Arbitration Act” has the meaning set forth in Section 3.8(d).
“Demand” has the meaning set forth in Section 2.6(a).
“Demand Registration” has the meaning set forth in the Founders Shareholders Agreement.
“Founders Exchange Agreement” means that certain Sixth Amended and Restated Exchange Agreement, dated as of September 5, 2019, among the Purchaser, the Apollo Principal Entities and the Apollo Principal Holders (as defined therein), as may be amended, supplemented or restated from time to time.
“Founders Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of September 5, 2019, among the Purchaser, AP Professional and the other parties thereto, as may be amended, supplemented or restated from time to time; other than such amendments, supplements or restatements that modify the agreement in a manner that would (or would be reasonably likely to) disproportionately and adversely affect the Holder in any material respect.
“Funds” means any pooled investment vehicle or similar entity sponsored or managed, directly or indirectly, by Purchaser or any of its subsidiaries.
“Holder” has the meaning set forth in the preamble of this Agreement.
“Insider Trading Policy” means the Insider Trading Policy of the Purchaser applicable to the directors, executive officers and employees of the Purchaser or its manager or the Purchaser’s subsidiaries, as such Insider Trading Policy may be amended from time to time.
“Intent Notice Date” means, with respect to each Quarter, a single date that is not later than sixty (60) days immediately preceding the first Business Day that directors, executive officers and employees of the Purchaser or its manager or the Purchaser’s subsidiaries are permitted to trade under the Insider Trading Policy..
“Investors” has the meaning set forth in the Founders Shareholders Agreement.

“Minimum Sale Price” has the meaning set forth in Section 2.2(b).
“Notice of Sale” has the meaning set forth in Section 2.2(b).
“Other Demanding Sellers” has the meaning set forth in the Founders Shareholders Agreement.
“Permitted Transferee” means, with respect to any Person, any Affiliate of such Person, a Transfer to which such Affiliate would not reasonably be expected to result in materially adverse tax or regulatory consequences to any party hereto, as reasonably determined by the board of directors of Purchaser in good faith; provided that any Permitted Transferee shall execute a joinder (x) to this Agreement and (y) upon the request of Purchaser, to the applicable organizational documents of the Apollo Operating Group.
“Person” shall be construed broadly and includes any individual, corporation, partnership, firm, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Piggyback Registration” has the meaning set forth in the Founders Shareholders Agreement.
“Piggyback Sellers” has the meaning set forth in the Founders Shareholders Agreement.
“Portfolio Companies” means any Person in which any Fund owns or has made, directly or indirectly, an investment.
“Price Floor” means a price per Class A Share equal to a 10% discount to the average VWAP of the Class A Shares in the 10 consecutive Business Days prior to the applicable measurement date.
“Private Placement” means a sale of Class A Shares by the Purchaser to any Person pursuant to an exemption from the registration requirements of the Securities Act, including (but not limited to) Regulation D of the Securities Act; provided that no such Person shall be a Prohibited Transferee.
“Prohibited Transferee” means (i) any Person who is a “Bad Actor” as defined in Regulation D of the Securities Act, (ii) any Person with which the Purchaser would be prohibited by any law or regulation from transacting, and (iii) any Person listed on Exhibit C hereto, which may be amended and supplemented from time to time with the Holder’s prior written consent, not to be unreasonably withheld, and any Affiliate of any thereof.
“Purchase Transaction” means the purchase by the Purchaser of AOG Units from the Holder pursuant to a Notice of Sale at a price agreed upon, in good faith, by the Holder and the Purchaser that does not involve a Registered Sale or a Private Placement.
“Purchaser” has the meaning set forth in the preamble of this Agreement.
“Purchaser Certificate of Incorporation” means the Certificate of Incorporation of the Purchaser, dated as of September 5, 2019, as may be amended, supplemented or restated from time to time.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Purchaser.
“Quarterly Sale Date” means, for each Quarter, unless otherwise required by Section 409A of the Code:
(i)    with respect to any amount of Class A Shares to be issued and offered in a Registered Sale, the closing date of such offering (or if such Registered Sale does not occur, the next Business Day following the date when it has been determined such Registered Sale will not occur);
(ii)    with respect to any amount of Class A Shares to be issued and offered pursuant to the exercise of an underwriter’s over-allotment option granted in connection with a Registered Sale, the closing date of such sale of Class A Shares pursuant to the exercise of such over-allotment option (or if such over-allotment option is not exercised or is not exercised in full, the sale as to such portion shall occur on the Business Day immediately following the lapse of the over-allotment option period);
(iii)    with respect to any amount of Class A Shares to be issued and offered in a Private Placement, the closing date of such Private Placement; and
(iv)    with respect to any amount of AOG Units that shall be acquired by the Purchaser in a Purchase Transaction, the closing date of such Purchase Transaction.
“Ratio” means the ratio of Class A Shares to AOG Units specified in this Agreement. On the date of this Agreement, the initial Ratio shall be 100% and shall be subject to adjustments as provided in Section 2.3.

“Registered Sale” means a public offering of Class A Shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form; provided that the parties hereto agree that such Registered Sale may be conducted as a block trade and may be either underwritten or a registered direct transaction; provided, further, that the Purchaser shall in its sole discretion select the underwriters (if any) and its counsel for any Registered Sale.
“Requested Information” has the meaning set forth in the Founders Shareholders Agreement.
“Sale” has the meaning set forth in Section 2.1(a) of this Agreement.
“Sale Notice Date” means, with respect to each Quarter, the single date that is ten (10) days prior to the first Business Day of the Purchaser’s Trading Window.
“Sale Transaction” means (a) a Registered Sale of a number of Class A Shares equal to the product of (i) the AOG Units to be sold by the Holder pursuant to the applicable Notice of Sale and (ii) the Ratio, (b) a Purchase Transaction or (c) a Private Placement.
“Securities Act” means Securities Act of 1933, as amended.
“Shareholder” has the meaning set forth in the Founders Shareholders Agreement.
“Stock Exchange” means the principal securities exchange on which Class A Shares are then traded.
“Suspension Period” has the meaning set forth in Section 2.6(b)(iii) of this Agreement.
“Threshold Amount” means $50 million, which value shall be determined on the basis of the product of (i) such AOG Units listed on the applicable Notice of Sale, (ii) the Ratio on the date of such Notice of Sale and (iii) the Minimum Sale Price listed on the applicable Notice of Sale; provided that “Threshold Amount” means $0 if the Sale Transaction is a Demand Registration.
“Trading Window” means a period during which the directors, executive officers and/or employees of the Purchaser or its manager or the Purchaser’s subsidiaries are permitted to transact in the Purchaser’s securities pursuant to the Purchaser’s Insider Trading Policy.
“Transfer” means any direct or indirect sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, charge, encumbrance, hypothecation, mortgage, creation of a security interest in, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law (including the creation of any derivative or synthetic interest).
“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Purchaser pursuant to the Purchaser Certificate of Incorporation to act as registrar and transfer agent for the Class A Shares.
“Underwriters Cut-Backs” means the reduction in the number of securities sought to be sold in any offering as a result of the written advice by any managing underwriter (or a nationally recognized independent investment bank selected by the Purchaser and reasonably acceptable to the Holder) that, in its opinion, the inclusion of the entire amount of the securities sought to be included in such offering would adversely affect the marketability of the equity securities sought to be sold pursuant to such offering.
“VWAP” means with respect to any publicly traded equity security, the volume weighted average price of such equity security over a specified period of time as reported by Bloomberg (or its equivalent, nationally recognized successor if Bloomberg ceases to provide such reports).
ARTICLE II
SALE OF AOG UNITS
SECTION 2.1    SALE OF AOG UNITS.
(a)    Subject to adjustment and other provisions as provided in this Article II, once each Quarter, on the applicable Quarterly Sale Date, the Holder shall be entitled to sell to the Purchaser AOG Units held by the Holder representing at least the Threshold Amount. Holder shall, on the applicable Quarterly Sale Date, deliver and surrender AOG Units to the Purchaser in exchange for the payment by the Purchaser of the Cash Amount (such sale, a “Sale”).
(b)    On the Quarterly Sale Date, all rights and obligations of the Holder as holder of such AOG Units shall cease upon payment in full of the Cash Amount and surrender of the AOG Units subject to such sale.

(c)    To the extent consent of any Person shall be required pursuant to the provisions of the Apollo Principal Operating Agreements, the Purchaser, APO Corp., APO FC, APO FC II, APO FC III, APO LLC and/or APO UK, as applicable, shall use commercially reasonable efforts to cause such consent to be obtained (if not already obtained).
(d)    The parties hereto acknowledge and agree that the AOG Units held by Holder may not be Transferred to any Person, and the Holder shall not have any right to Transfer or otherwise dispose of any AOG Units, other than (x) subject to required regulatory approvals, to a Permitted Transferee or (y) through a Transfer in accordance with this Agreement.
(e)    Any attempt to Transfer any AOG Units other than to a Permitted Transferee or in accordance with this Agreement shall be null and void and no right, title or interest in or to such AOG Units shall be Transferred to the purported transferee, buyer, donee, assignee or encumbrance holder in connection with any such attempted Transfer.  Neither the Purchaser nor the members of the Apollo Operating Group will give, or permit their respective transfer agents to give, any effect to any such attempted Transfer on their records.
(f)    Notwithstanding anything to the contrary in this Agreement, no limited partnership interest or limited liability company interest comprising an AOG Unit (an “Underlying AOG Interest”) may be Transferred to any Person unless an equal number of each of the other limited partnership interests and limited liability company interests comprising an AOG Unit is Transferred concurrently therewith to the same transferee such that the transferee receives securities comprising AOG Units as defined under this Agreement.  Any Transfer of any Underlying AOG Interest which does not comply with the preceding sentence shall be null and void and no right, title or interest in or to such Underlying AOG Interest shall be Transferred to the purported transferee, buyer, donee, assignee or encumbrance holder in connection with any such attempted Transfer. For so long as any subsidiary of Holder that holds Underlying AOG Interests as of the date hereof holds any Underlying AOG Interests other than as undivided Operating Group Units, Holder shall cause such subsidiary to (i) not conduct any business or operations or other activities and to not have any assets or liabilities except for ownership of Underlying AOG Interests and (ii) be a wholly owned subsidiary of Holder.
SECTION 2.2    SALE PROCEDURES; NOTICES AND REVOCATIONS.
(a)    Notice of Intent.
(i)    If the Holder determines that it may exercise the right to sell AOG Units as set forth in Section 2.1(a), the Holder shall, to the extent it has determined to do so, on the Intent Notice Date, provide a revocable written notice of its intent to sell such AOG Units, substantially in the form of Exhibit A hereto, which notice of intent shall include an estimate of the number of AOG Units intended to be so sold to the Purchaser.
(ii)    A notice of intent shall permit, but not obligate, the Holder to sell any or all of the AOG Units included in such notice of intent up to the amount of AOG Units set forth in such notice of intent. The Holder shall not be entitled to sell AOG Units on a Quarterly Sale Date in excess of the number of AOG Units set forth in its notice of intent submitted with respect to such quarterly period.
(b)    Notice of Sale. In the event that the Holder has satisfied the notice procedures in Section 2.2(a)(i), the Holder may exercise the right to sell AOG Units set forth in Section 2.1(a) by providing on or before the Sale Notice Date an irrevocable written notice of sale to the Purchaser, which shall include the number of AOG Units to be so sold to the Purchaser (which, for the avoidance of doubt, shall equal or exceed the Threshold Amount), substantially in the form of Exhibit B hereto (each, a “Notice of Sale”); provided, that a Notice of Sale shall include a minimum sale price (stated on a per-Unit basis before deducting for any commissions, fees and expenses) for the AOG Units included in such Notice of Sale that is equal to at least the Price Floor (such price, the “Minimum Sale Price”).
(c)    Purchaser’s Options. If the Purchaser has received a Notice of Sale, the Purchaser in its sole discretion may elect either (i) to consummate a Sale Transaction or (ii) to permit the Holder to consummate an AOG Transaction.
(d)    Sale Transaction.
(i)    Purchase Transaction. If the Purchaser has received a Notice of Sale and has elected to consummate a Sale Transaction, the Purchaser and the Holder may agree to consummate the Sale Transaction through a Purchase Transaction.
(ii)    Registered Sale. If the Purchaser has received a Notice of Sale and has elected to consummate a Sale Transaction, and the Purchaser and the Holder have not agreed to consummate a Purchase Transaction pursuant to Section 2.2(d)(i), the Purchaser shall use its best efforts to consummate one Registered Sale within the Trading Window following receipt of such Notice of Sale; provided that the Purchaser shall not be required to consummate such Registered Sale, and the Notice of Sale for such Sale Transaction shall be void and have no further effect, if the gross sale price per Class A Share that the Purchaser would receive upon the consummation of such Registered Sale shall be less than the Minimum Sale Price; provided further that in a Registered Sale the Holder shall be permitted to adjust the Minimum Sale Price prior to the pricing of such offering so long as such adjusted Minimum Sale Price remains in excess of the Price Floor on the date of such adjustment.
(iii)    Private Placement. If the Purchaser notifies the Holder that it cannot consummate a Registered Sale pursuant to Section 2.2(d)(ii), the Holder may require the Purchaser to use its best efforts to consummate a Private Placement to one or more Persons; provided that the Purchaser shall not be required to consummate such Private Placement, and the Notice of Sale for such Sale Transaction shall be void and have no further effect, if the gross sale price per Class A Share that the Purchaser would receive upon the consummation of such Private Placement shall be less than the Minimum Sale Price on the applicable Quarterly Sale Date; provided further that the Purchaser shall not consummate a Private Placement to a Prohibited Transferee.

(iv)    Limits. In the case of a Sale Transaction pursuant to Section 2.2(d)(ii) or (iii), the Purchaser may, in each case, refuse to consummate a Sale Transaction to any Person if the difference between (x) the beneficial ownership of Class A Shares by such Person following such Sales Transaction minus (y) the beneficial ownership of Class A Shares by such Person prior to such Sales Transaction, in each case computed on a fully diluted basis, would be greater than 2.0%.

(v)    Settlement of Sale. Provided that the parties have not agreed to consummate a Purchase Transaction pursuant to Section 2.2(d)(i), the Purchaser’s obligation to acquire any AOG Units from the Holder (x) in a Registered Sale is conditioned upon its ability to complete a Registered Sale of Class A Shares and receive gross cash proceeds per share at or above the Minimum Sale Price and (y) in a Private Placement is conditioned upon its ability to complete a Private Placement of Class A Shares and receive gross cash proceeds per share at or above the Minimum Sale Price on the applicable Quarterly Sale Date. As promptly as practicable following the consummation of a Sale Transaction and the surrender for exchange of AOG Units as set forth in Section 2.1(b), the Purchaser shall deliver or cause to be delivered to the Holder the Cash Amount by wire transfer of immediately available funds to the account of the Holder set forth on the applicable Notice of Sale.
(e)    AOG Transaction. If the Purchaser has received a Notice of Sale and has elected not to consummate a Sale Transaction pursuant to Section 2.2(d), the Purchaser shall notify the Holder of such election and shall permit the Holder to consummate an AOG Transaction in accordance with Section 2.7.
(f)    Procedures. The Purchaser may adopt reasonable procedures for the implementation of the provisions set forth in this Article II, including, without limitation, procedures for the giving of notice of an election for sale, subject to consent of the Holder to the extent contrary to any procedures expressly set forth herein. The Purchaser may consummate any Sale Transaction through one or more designees, provided that the use of such designee does not adversely affect any rights of the Holder, or the underlying obligation of the Purchaser, pursuant to this Agreement.
(g)    Investment Bank. In connection with any Sale Transaction or Purchase Transaction, any investment bank will be selected by the Purchaser and any commissions and fees will be agreed by the investment bank and the Purchaser and, in each case, reasonably acceptable to the Holder.
SECTION 2.3    SPLITS, DISTRIBUTIONS AND RECLASSIFICATIONS.
If there is: (a) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the AOG Units it shall be accompanied by an identical subdivision or combination of the Class A Shares; or (b) any subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of the Class A Shares it shall be accompanied by an identical subdivision or combination of the AOG Units. In the event of a reclassification, recapitalization, merger, consolidation, reorganization or other similar transaction as a result of which the Class A Shares are converted into another security, then all references in this agreement to the Class A Shares shall be substituted by a reference to such other security. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the sale of any AOG Unit.
SECTION 2.4    BLACKOUT PERIODS.
Notwithstanding anything to the contrary herein, the Purchaser shall have the right to refuse to consummate a Sale if, (a) at any time the Purchaser reasonably determines that there may be material non-public information that the Purchaser has a bona fide business purpose for preserving as confidential, provided, however, that this shall not restrict the Holder from selling AOG Units if it is anticipated that the material non-public information will become public prior to, or in conjunction with, the applicable Quarterly Sale Date; or (b) if such Sale would be prohibited under applicable law or regulation. The Purchaser shall be entitled to so refuse to consummate a Sale for a reasonable period of time not to exceed ninety (90) consecutive days or one-hundred eighty (180) days in the aggregate in any twelve (12) month period.
SECTION 2.5    CONSIDERATIONS PERTAINING TO REGISTERED SALES.
(a)    If a Registered Sale of any Class A Shares to be issued upon any Sale in respect of a Quarterly Sale Date is to occur and (A) such Registered Sale does not occur, the Purchaser is not obligated to consummate such Sale, (B) there are Underwriter Cut-Backs on such Registered Sale, the Purchaser may reduce the number of AOG Units to be purchased on the applicable Quarterly Sale Date according to the Ratio or (C) such Registered Sale includes an over-allotment option, which option shall lapse un-exercised in whole or in part, the Purchaser may reduce the number of AOG Units to be purchased on the applicable Quarterly Sale Date, as adjusted by the applicable Ratio, by the number of AOG Units attributable to such un-exercised portion of the over-allotment amount, as adjusted by the applicable Ratio.
(b)    If a Registered Sale of any Class A Shares to be issued upon any Sale in respect of a Quarterly Sale Date is to occur, the Holder agrees that it shall (x) provide promptly the Requested Information to the Purchaser, (y) agree to customary indemnification provisions regarding the Requested Information in favor of the Purchaser and to any lock-up agreement requested by the underwriters (if any) of such Registered Sale and (z) provide to the Purchaser any additional materials or information reasonably requested by the Purchaser.
(c)    The parties agree that a Registered Sale shall constitute a Piggyback Registration pursuant to the Founders Shareholders Agreement, which entitles each Shareholder to include its own Class A Shares on such Piggyback Registration. If (i) any Shareholder requests to include its own Class A Shares on such Piggyback Registration and (ii) such offering is the subject of Underwriter Cut-Backs, then the Class A Shares the Purchaser intended to issue in such Registered Sale shall be included together with Class A Shares requested to be included in such Piggyback Registration by any Shareholders, pro rata among the Purchaser and such Shareholders based upon the number of shares of Class A Shares deemed to be owned by such Persons.
SECTION 2.6    CONSIDERATIONS PERTAINING TO PRIVATE PLACEMENTS.
(a)    If a Private Placement of any Class A Shares to be issued upon any Sale in respect of a Quarterly Sale Date is to occur and such Private Placement does not occur, the Purchaser will cancel all exchanges of the number of AOG Units attributable to the Class A Shares to be offered in such Private Placement in respect of such Quarterly Sale Date.
(b)    If a Private Placement of any Class A Shares to be issued upon any Sale in respect of a Quarterly Sale Date is to occur, (x) the Holder shall be entitled to designate a placement agent that is reasonably satisfactory to the Purchaser to consummate such Private Placement and (y) each Person purchasing Class A Shares in such Private Placement shall enter into a customary purchase agreement, which shall, among other things, include customary representations and warranties to and indemnification provisions in favor of the Purchaser.
SECTION 2.7    CONSIDERATIONS PERTAINING TO AOG TRANSACTIONS.
(a)    Subject to Section 2.7(b), the Holder agrees that any Person that acquires AOG Units from the Holder in an AOG Transaction shall be required to directly hold such AOG Units for at least 30 calendar days.

(b)    Notwithstanding anything to the contrary in Section 2.7(a), in connection with any AOG Transaction, the Person that acquires such AOG Units from the Holder and the Purchaser shall enter into a shareholders agreement that shall provide that (i) such Person shall have the right to exchange any AOG Units it acquired into Class A Shares, (ii) the Purchaser shall have the right to require that such Person exchange any AOG Units it acquired into Class A Shares, (iii) such Person shall not be permitted to sell or transfer such AOG Units, provided that such Person shall be permitted to exchange such AOG Units into Class A Shares and sell or transfer such Class A Shares subject to compliance with applicable laws.

(c)    The Holder shall not dispose of AOG Units in an AOG Transaction to any Person if the beneficial ownership of Class A Shares by such Person following such AOG Transaction would be greater than 3.5% of the number of total outstanding Class A Shares, in each case computed on a fully diluted basis.

(d)    The Purchaser shall provide all reasonable and customary assistance to the Holder in connection with the consummation of any AOG Transaction.

SECTION 2.8    CONSIDERATIONS PERTAINING TO THE FOUNDERS SHAREHOLDERS AGREEMENT.
(a)    The Purchaser agrees that it shall give written notice (the “Demand Notice”) to the Holder of any demand for registration under the Securities Act (a “Demand”) that the Purchaser receives pursuant to the Founders Shareholders Agreement within five (5) Business Days after receipt of such Demand.
(b)    If the Holder submits a Notice of Sale which ultimately results in a Registered Sale pursuant to Section 2.2(d)(ii) after the Purchaser has delivered to the Holder a Demand Notice, the Holder acknowledges that Purchaser shall consummate such Registered Sale concurrently, and in the same registration statement, with the related Demand Registration.
(c)    Notwithstanding anything to the contrary in the Founders Shareholders Agreement, the Holder agrees that if (i) the Purchaser consummates a Registered Sale concurrently, and in the same registration statement, with the Demand Registration relating to the Demand Notice and (ii) such offering is the subject to Underwriter Cut-Backs, then the Class A Shares that the Purchaser intended to issue in such Registered Sale shall be included together with Class A Shares requested to be included in such Demand Registration and any applicable Piggyback Registration by any Other Demanding Sellers, any Piggyback Sellers and any Investors, pro rata among the Purchaser, Other Demanding Sellers, Piggyback Sellers and the Investors based upon the number of shares of Class A Shares deemed to be owned by such Persons.
SECTION 2.9    TAXES.
The delivery of the Cash Amount upon sale of AOG Units shall be made without charge to the Holder for any stamp or other similar tax in respect of such issuance.

SECTION 2.10    APOLLO OPERATING GROUP.
Upon the formation after the date hereof of a new Apollo Principal Entity that becomes a member of the Apollo Operating Group and in which AP Professional Holdings, L.P. holds an interest, the Purchaser covenants that it shall cause such new Apollo Principal Entity to issue to the Holder a number of AOG Units of such new Apollo Principal Entity equal to the product of (a) the total number of AOG Units of such new Apollo Principal Entity and (b) the percentage of each other Apollo Principal Entity then owned by the Holder.
ARTICLE III
GENERAL PROVISIONS
SECTION 3.1    AMENDMENT.
(a)    The provisions of this Agreement may be amended only by the written consent of each of the Purchaser and the Holder.
(b)    Notwithstanding anything to the contrary in Section 3.1(a) above, upon any amendment (the “Exchange Amendment”) to a provision of the Founders Exchange Agreement for which there is an analogous provision in this Agreement that improves the terms of the Founders Exchange Agreement for any Apollo Principal Holder (as defined in the Founders Exchange Agreement), the Purchaser shall notify the Holder and, upon the request of the Holder, the Purchaser shall agree to amend this Agreement to implement mutatis mutandis any such Exchange Amendment.
(c)    If the Purchaser determines in good faith after the date of this Agreement that there is a material risk that one or more members of the Apollo Operating Group will be (or is reasonably likely to be) treated as an association taxable as a corporation for U.S. federal income tax purposes (including as a result of having more than 100 partners for U.S. federal income tax purposes), then the Purchaser and the Holder shall cooperate in good faith to amend the terms of this Agreement in order to reduce the risk of such treatment and provide for the sale of AOG Units in a mutually tax-efficient manner.

SECTION 3.2    ADDRESSES AND NOTICES.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):
(a)    If to the Purchaser, to:
Apollo Global Management, Inc.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attention:     John J. Suydam, Esq.
Electronic Mail:     jsuydam@apollo.com
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:     John M. Scott, Esq., Brian P. Finnegan, Esq. and Ross A. Fieldston, Esq.
Electronic mail:    jscott@paulweiss.com, bfinnegan@paulweiss.com and rfieldston@paulweiss.com
(b)    If to the Holder:
Athene Holding Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM 08
Bermuda
Attention:    Natasha Scotland Courcy
E-mail:        NCourcy@athene.bm

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
United States of America
Attention:     Perry J. Shwachman; Samir A. Gandhi; Jeremy Watson
E-mail:         pshwachman@sidley.com; sgandhi@sidley.com; jcwatson@sidley.com

SECTION 3.3    FURTHER ACTION.
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
SECTION 3.4    BINDING EFFECT.
(a)    This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
(b)    The Holder shall not transfer AOG Units to any Person, who is not a party to this Agreement without first obtaining an agreement from such Person to be a party to this Agreement; provided that the foregoing condition shall not apply to a Purchase Transaction, transfers of AOG Units to the Purchaser or any of its subsidiaries or to any Apollo Principal Entities or an AOG Transaction.
SECTION 3.5    SEVERABILITY.
If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 3.6    INTERACTION.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
SECTION 3.7    WAIVER.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
SECTION 3.8    SUBMISSION TO JURISDICTION: WAIVER OF JURY TRIAL.
(a)    Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)    Notwithstanding the provisions of paragraph (a), the Purchaser may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Holder (i) expressly consents to the application of paragraph (c) of this Section 3.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Purchaser as the Holder’s agents for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Holder of any such service of process, shall be deemed in every respect effective service of process upon the Holder in any such action or proceeding.
(c)    (i)     EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 3.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO

AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 3.8 and such parties agree not to plead or claim the same.
(d)    Notwithstanding any provision of this Agreement to the contrary, this Section 3.8 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 3.8, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 3.8. In that case, this Section 3.8 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 3.8 shall be construed to omit such invalid or unenforceable provision.
SECTION 3.9    COUNTERPARTS.
This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.
SECTION 3.10    TAX TREATMENT.
To the extent this Agreement imposes obligations upon a particular Apollo Principal Entity, this Agreement shall be treated as part of the relevant Apollo Principal Entity Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. The parties shall report any Sale Transaction consummated hereunder as a taxable sale to the Purchaser of AOG Units by the Holder. No party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless otherwise required by applicable law.
SECTION 3.11    APPLICABLE LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

APOLLO GLOBAL MANAGEMENT, INC.
By: /s/ John J. Suydam John J. Suydam Title: Chief Legal Officer, Vice President and Secretary
ATHENE HOLDING, LTD. By: /s/ Adam Laing Adam Laing Title: SVP, Finance

EXHIBIT A
FORM OF
NOTICE OF INTENT
Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019
Attention:     John J. Suydam
Fax:     (212) 515-3251
Electronic Mail:     jsuydam@apollo.com
Reference is hereby made to the Liquidity Agreement, dated as of February 28, 2020 (the “Liquidity Agreement”), among Apollo Global Management, Inc. and Athene Holding Ltd., as amended or amended and restated from time to time, in accordance with its terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Liquidity Agreement.
The undersigned Holder intends to sell AOG Units to the Purchaser pursuant to the terms of the Liquidity Agreement, as set forth below.

Legal Name of Holder:	[ ]
Address:	[ ]
Date of this Notice:	[ ]
Estimate of the Number of AOG Units Intended to be Sold:	[ ]
The undersigned acknowledges that the sale of AOG Units shall be subject to the terms and conditions of the Liquidity Agreement.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice of Intent to be executed and delivered by the undersigned or by its duly authorized attorney.
Name: ______________________________________
Dated: ______________________________________

EXHIBIT B
FORM OF
NOTICE OF SALE
Apollo Global Management, Inc.
9 West 57th Street
New York, NY 10019
Attention:     John J. Suydam
Fax:     (212) 515-3251
Electronic Mail:     jsuydam@apollo.com
Reference is hereby made to the Liquidity Agreement, dated as of February 28, 2020 (the “Liquidity Agreement”), among Apollo Global Management, Inc. and Athene Holding Ltd., as amended or amended and restated from time to time, in accordance with its terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Liquidity Agreement.
Reference is hereby also made to the Notice of Intent, dated as of [_], previously delivered by the Holder to the Purchaser pursuant to the terms of the Liquidity Agreement.
The undersigned Holder desires to sell the number of AOG Units set forth below to be issued in its name as set forth below:

Legal Name of Holder:	[ ]
Address:	[ ]
Wire Information:	[ ]
Number of AOG Units to be sold:	[ ]
Minimum Sale Price for AOG Units to be sold:	[ ]

The undersigned acknowledges that the number of AOG Units to be sold pursuant to this notice shall be equal to the lesser of (x) the number of AOG Units set forth above, and (y) the number of AOG Units that the undersigned is permitted to sell taking into account any subsequent revocation permitted by Section 2.2(b) of the Liquidity Agreement and any limitations imposed pursuant to Article II of the Liquidity Agreement.
The undersigned (1) hereby represents that the AOG Units set forth above are beneficially owned by the undersigned, (2) hereby agrees to sell such AOG Units at the Minimum Sale Price as set forth in the Liquidity Agreement, and (3) hereby irrevocably constitutes and appoints any officer of the Apollo Principal Entities, APO LLC, APO FC, APO FC II, APO FC III, APO UK, APO Corp., or the Purchaser as its attorney, with full power of substitution, to sell on behalf of such Holder such AOG Units on the books and records of the Apollo Principal Entities at the Minimum Sale Price.
IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice of Sale to be executed and delivered by the undersigned or by its duly authorized attorney.
Name:
Dated:

EXHIBIT C
Prohibited Transferees

1.	Highland Capital Management, L.P.

2.	Icahn & Co. Inc / High River LP

3.	Aurelius Capital Management

4.	Elliott Management

5.	Cyrus Capital Partners, LP

6.	Appaloosa Management L.P.

7.	Oaktree Capital Management, L.P.

8.
Any actually known or reasonably identifiable affiliate (reasonably identifiable by their name) of, and, if applicable, any actually known or reasonably identifiable fund or other entity managed by (in the case of such fund or such other entity, reasonably identifiable by their name), any of the entities listed above.